Exhibit 10.3

Employment Agreement

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of October __, 2021, by and between Vinco Ventures, Inc., a Nevada corporation (the “Company”), and Stephen Garrow (“Executive”).

WHEREAS, the Company recognizes that the Executive has had and is expected to continue to have a critical and essential role in guiding the Company and in developing the Company’s business;

WHEREAS, the Executive is expected to make major contributions to the stability, growth and financial strength of the Company;

WHEREAS, the Company has determined that appropriate arrangements should be taken to encourage the continued attention and dedication of the Executive to his assigned duties without distraction;

WHEREAS, in consideration of the Executive’s employment with the Company, the Company desires to provide the Executive with certain compensation and benefits as set forth in this Agreement; and

WHEREAS, the Executive desires to be employed by the Company on the terms contained in this Agreement which shall supersede all previous employment agreements regarding the Executive’s service as an officer, director and employment by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Position and Duties.

(a) The Executive shall serve as the Chief Operating Officer of the Company reporting to the CEO and Company’s Board of Directors (the “Board”). The Executive shall primarily work out of any office she deems appropriate.

(b) The Executive shall have such duties, authority and responsibilities as are consistent with the role of COO and as may be set forth in the Bylaws of the Company on the date hereof. Executive shall only have duties as arise from this Agreement and any duties or obligations to the Company under any previous employment agreement are hereby cancelled. For purposes of the applicability of the Company’s compensation plans to the Executive, Executive shall be considered an “employee.” Nothing herein shall require the Executive to devote more than a substantial amount of his business time to the performance of his duties hereunder. Accordingly, the Executive shall be entitled to (i) serve as an advisor or member of the board of directors of unaffiliated companies, (ii) serve on civic, charitable, educational, religious, public interest or public service boards, (iii) manage the Executive’s personal and family investments, and (iv) engage in and/or have an ownership interest in other businesses. In addition, the Executive has disclosed to the Company his involvement in entities and investments other than the Company (collectively, the “Outside Activities”). The Executive is permitted to continue to engage in the Outside Activities. The Company shall also permit the Executive to engage in other business related activities provided that the Executive agrees to disclose to the Board any actual or potential conflict of interest arising out of any such activities.

2. Term. This Agreement and Executive’s employment hereunder shall be for an initial term of two (2) years (“Initial Term”) commencing on the date hereof (the “Effective Date”) and ending on the third anniversary of the Effective Date, unless terminated earlier by the Company or the Executive pursuant to Section 4 of this Agreement (the “Term”). Thereafter, the Term shall continue for an additional one-year periods unless, at least thirty (30) days before the expiration of the then in effect Term, the Company provides notice in writing to the Executive that the Term shall not be further extended. Each such extension shall be referred to as a Renewal Term.

3. Compensation and Related Matters.

(a) Base Salary. The Executive’s initial annual base salary shall be $325,000.00 subject to applicable withholdings (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll procedures in effect from time to time.

(b) Annual Bonus. During the Term, the Executive will receive an annual cash target bonus of 10% of Base Salary.

(c) Options. The Executive will be granted 600,000 options which shall be fully vested upon the execution of the Agreement with a strike price of $8.32.

(d) Long Term Incentive Plan. The Executive shall be entitled to participate in all bonus plans, policies, practices, policies and programs adopted by the Company and applicable generally to senior executives and employees of the Company. At Executive’s request, the Company shall, at the Company’s expense, set up a retirement plan for executives and senior officers of the Company.

(e) Business Expenses. The Company shall promptly reimburse the executive for all reasonable business-related expenses incurred in connection with the performance of the Executive’s duties hereunder in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers. All travel shall be at least at business class and four star hotels.

(f) Insurance. The Company shall provide the Executive with health insurance for the Executive and her dependents up to $3,000 per month. At a minimum Health will include 100% coverage of medical, dental, vision, and 100% coverage of long-term disability for Executive’s entire Base Salary and accidental death and/or dismemberment.

(g) Life Insurance. To the extent practicable, the Company shall, during the Term, pay the premiums of a life insurance policy, providing coverage in the $1,000,000, payable to a beneficiary chosen by the Executive, which insures the life of the Executive. Executive shall provide all information and cooperation reasonably necessary to obtain such life insurance policy.

(h) Automobile Allowance. During the Term, Executive shall receive a monthly automobile allowance of $800.00 per month for automobile-related expenses.

(i) Other Benefits. The Executive shall be entitled to participate in all pension, savings and retirement plans, welfare and insurance plans, practices, policies, programs and perquisites of employment applicable generally to other senior executives of the Company and any benefits or covered expenses included in all previous employment agreements between the Company and the Executive. Executive shall also receive the same compensation as other members of the Company’s Board for his service on the Board. Should the Executive defer such benefits for one year it shall not be deemed deferred for any other year.

(j) Vacation. The Executive shall be entitled to 10 days paid vacation days in the first year, and up to 15 in year two. The Executive shall also be entitled to all paid holidays given by the Company to its executives and employees.

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(k) Sick Days. The Executive shall be entitled to use paid sick days in each year as needed.

(l) Withholding. All amounts payable to the Executive under this Section 3 shall be subject to all required federal, state and local withholding, payroll and insurance taxes and requirements.

4. Termination. The Executive’s employment may be terminated under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive becomes subject to a Disability. For purposes of this Agreement, “Disability” means the Executive is unable to perform the essential functions of his position as COO, with or without a reasonable accommodation, for a period of 120 consecutive days or 180 days during any rolling consecutive 12-month period. Notice of termination for Disability shall not take effect unless notice of at least 90 days is provided to the Executive. Such notice may not be given (and the Disability not deemed to have occurred) until the Disability is first confirmed in writing by a medical professional mutually acceptable to both the Executive and the Compensation Committee.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” means the Executive’s: (i) willful misconduct or gross negligence which causes material harm to the Company; (ii) fraud, embezzlement or willful other material dishonesty with respect to the affairs of the Company or any of its affiliates; (iii) conviction, plea of nolo contendere, guilty plea, or confession to either a felony or any lesser crime relating to the affairs of the Company or any of its affiliates or of which fraud, embezzlement, or moral turpitude is a material element; or (iv) a willful material breach of this Agreement or a willful breach of a fiduciary duty owed to the Company. Provided that any such Cause, except for Cause pursuant to subsection 4(c)(iii), shall not constitute Cause unless the Company has provided the Executive with (x) written notice of the acts or omissions giving rise to a termination of his employment for Cause; (y) the opportunity to correct the act or omission within 30 days after receiving the Company’s notice (the “Cure Period”); and (z) a meaningful opportunity to be heard before the Board with the Executive’s counsel present at least two business days prior to the Board’s decision to provide a Termination for Cause notice the Executive.

(d) Termination by the Company without Cause. The Company may not terminate the Executive’s employment during any Term or Renewal Term without Cause.

(e) Termination by the Executive for Any Reason. The Executive may terminate his employment at any time for any reason.

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(f) Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” means: (i) a material reduction in the Executive’s Base Salary; (ii) a material diminution in the Executive’s responsibilities as COO; (iii) the assignment of duties to the Executive materially inconsistent with his position as COO; (iv) the requirement that the Executive relocate his primary place of employment from Executive’s current location (v) the Company shall have had a Change in Control (as defined below); (vi) Executive receipt of a termination notice from the Company seeking to terminate the Executive’s employment in violation of Section 4(d); or (vii) the Company’s material breach of this Agreement. For the purposes of this Agreement a “Change in Control” shall mean any of the following to occur: (1) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of Company, by contract or otherwise) in excess of 15% of the voting securities of Company, (2) Company merges into or consolidates with any other person, or any person merges into or consolidates with Company and, after giving effect to such transaction, the stockholders of Company immediately prior to such transaction own less than 50% of the aggregate voting power of Company or the successor entity of such transaction, (3) if the Executive ceases or be a director of the Company for any reason except a voluntary resignation by the Executive, (4) Company sells or transfers all or substantially all of its assets to a non-affiliated person or entity (5) During the term of this Agreement, individuals who at the time of the signing of this Agreement, who constitute the Board, cease for any reason to constitute a majority of the Board, (6) replacement at one time or within a five year period of one-half or more of the members of the Board, (7) An actual or threatened contested proxy ) including but not limited to, the actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, (8) a person or group of people acting in concert to acquire, manage, vote or otherwise exercise control over 15% or more of the outstanding common stock of the Company, (9) the Company not nominating the Executive for reelection as a director, or (10) the execution by Company of an agreement to which Company is a party or by which it is bound, providing for any of the events set forth in clauses (1) through (9) above. A Change in Control shall be deemed to have occurred after any action taken in furtherance of such event or if the Change in Control occurs as a result of a change in circumstances without any specific action taken.

(g) Expiration. Executive’s employment shall terminate on the final day of the Term if there is no election to renew the Term or renew the Renewal Term.

(h) Termination Date. The “Termination Date” means: (i) if the Executive’s employment is terminated by his death under Section 4(a), the date of his death; (ii) if the Executive’s employment is terminated on account of his Disability under Section 4(b), the date on which the Company provides the Executive a written termination notice; (iii) if the Company terminates the Executive’s employment for Cause under Section 4(c), 10 business days after which the Company provides the Executive a written termination following the end of any Cure Period; (iv) if, despite the restriction against doing so under Section 4(d), the Company terminates the Executive’s employment without Cause, 30 days after the date on which the Company provides the Executive a written termination notice; (v) if the Executive terminates or resigns his employment without Good Reason under Section 4(e), immediately upon notice to the Company from the Executive, or such later date as set forth in the notice, regardless of any termination notice given at any time by the Company to the Executive; (vi) if the Executive terminates or resigns his employment with Good Reason under Section 4(f), the date on which the Executive provides the Company a written termination notice regardless of any termination notice given at any time by the Company to the Executive, except the Termination Date shall be the last day of any relevant Cure Period, if applicable. Provided further, the Executive must terminate within one (1) year of the event, act, or omission giving rise to such termination with each such event, act, or omission having its own one-year time period; and (vii) the last day of the Term, if the Executive’s employment terminates under Section 4(g). If an occurrence of any event or any change in circumstances described in Section 4(f) occurs at any time prior to the Termination Date, the Executive may exercise his rights under Section 4(f) regardless of any exercise by the Company of its rights under this Agreement or any other agreement, whether any such exercise by the Company of any of its rights occurs before or after Executive’s exercise of his rights under Section 4(f).

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5. Compensation upon Termination.

(a) Severance. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive the following amounts through the Termination Date: any earned but unpaid Base Salary, unpaid expense and benefits reimbursements, any earned but unpaid Annual Bonus, any accrued and unused vacation days (the “Accrued Obligations”) on or before the time required by law but in no event more than 30 days after the Executive’s Termination Date. Additionally, unless the Executive is terminated under Section 4(c), the Company shall also provide one year’s COBRA and one year’s salary.

(b) No Mitigation or Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against any amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

(c) Effect of Termination as Officer on Board Position. Any termination of the Executive with respect to the Executive’s standing as an executive officer must expressly designate which such role is subject to termination. The termination of the Executive as an Officer will not thereby terminate the Executive’s Board status.

(d) Death; Disability. If the Executive’s employment terminates because of his death as provided in section 4(a) or because of Disability as provided in Section 4(b), then the Executive (or his authorized representative or beneficiary) shall be entitled to the following:

(i) the Accrued obligations earned through the applicable Termination Date (payable on or before the time required by law but in no event more than30 days after the applicable Termination Date);

(ii) a pro-rata of the Executive’s Annual Bonus, if any, for the fiscal year in which the Executive’s termination occurs (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company;

(iii) vest the Executive on the applicable Termination Date for any and all previously granted outstanding equity-incentive awards subject to time-based vesting criteria as if the Executive continued to provide services to the Company for 12 months following the applicable Termination Date;

(iv) Subject to the Executive’s or, in the event of his death, his eligible dependents’ timely election of continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse the Executive dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of eighteen (18) months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Internal Revenue Code (the “Code”), the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code; and

(v) In the case of a termination due to Disability, in addition to the aforementioned awards, continuation of Base Salary in effect on Termination Date until the earlier of (A) the 12 month anniversary of the Termination Date, and (B) the date Executive is eligible to commence receiving payments under the Company’s long-term disability policy. If the net compensation from the Base Salary is greater than the net compensation from the long-term disability policy, the Company, through the 12 month anniversary of the Termination Date will compensate the Executive the difference in net compensation.

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6. Section 409A Compliance.

(a) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b) To the extent that any of the payments or benefits provided for in Section 5(b), (c) or (d) are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the United States Internal Revenue Code (the “Code”), the following interpretations apply to Section 5:

(i) Any termination of the Executive’s employment triggering payment of benefits under Section 5(b), (c) or (d) must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company or any of its parents, subsidiaries or affiliates at the time the Executive’s employment terminates), any benefits payable under Section 5(b), (c) or (d) that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 6(b)(i) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii) If the Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date her separation from service becomes effective, any benefits payable under Section 5(b), (c) or (d) that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date her separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date her separation from service becomes effective, and (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 5(b), (c) or (d) of this Agreement.

(iii) It is intended that each installment of the payments and benefits provided under Section 5(b), (c) or (d) of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code.

(iv) Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

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7. Excess Parachute Payments.

(a) To the extent that any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, but only if the Total Payments so reduced result in the Executive receiving a net after tax amount that exceeds the net after tax amount the Executive would receive if the Total Payments were not reduced and were instead subject to the excise tax imposed on excess parachute payments by Section 4999 of the Code. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section 7(a) shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b) If the Total Payments to the Executive are reduced in accordance with Section 7(a), as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial reduction under Section 7(a), it is possible that Total Payments to the Executive which will not have been made by the Company should have been made (“Underpayment”) or that Total Payments to the Executive which were made should not have been made (“Overpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event of an Overpayment, then the Executive shall promptly repay to the Company the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company.

8. Confidentiality and Restrictive Covenants.

(a) Covenant Against Disclosure. All Confidential Information (defined below) relating to the Business of the Company and its affiliates is, shall be and shall remain the sole property and confidential business information of them, free of any rights of the Executive. The Executive shall not make any use of the Confidential Information except in the performance of her duties hereunder and, except as he reasonably believes is necessary or appropriate with respect to the performance of her duties, shall not disclose any Confidential Information to third parties, without the prior written consent of the Company. “Confidential Information” includes without limitation such documents as business plans, source code, documentation, financial analysis, marketing plans, customer names, customer lists, customer data, contracts and other business information, including the information of the Company and its affiliates, existing or prospective customers, clients, investors or other third parties with whom the Company and its affiliates hereto have relationships or conduct business that may be disclosed to the Executive as part of the Executive’s employment. Notwithstanding anything else set forth herein, nothing in this Agreement shall be construed to prohibit Executive from reporting, without first notifying the Company or otherwise, possible violations of law or regulation to any governmental agency or entity.

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(b) Return of Company Documents. On the Termination Date or on any prior date upon the Company’s written demand, the Executive will return all Confidential Information in her possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof).

(c) Further Covenants. During the Term and through the first anniversary of the Termination Date, the Executive shall not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Executive will use her best efforts to ensure that such business does not take any of the following actions:

(i) persuade or attempt to persuade any customer of the Company or its affiliates to cease doing business with the Company or its affiliates, or to reduce the amount of business any customer does with the Company or its affiliates;

(ii) solicit for himself or any entity the business of a person or entity that was a customer of the Company or its affiliates within the 12 months prior to the termination of the Executive’s employment, in competition with the Company or its affiliates; or

(iii) persuade or attempt to persuade any employee of the Company or its affiliates to leave the employ of the Company or its affiliates, or hire or engage, directly or indirectly, any individual who was an employee of the Company or its affiliates within 1 year prior to the Executive’s Termination Date, unless such employee was terminated by the Company. It shall not be a breach of this provision if the Executive hires one non-executive level employee of the Company within 1 year of the Termination Date.

9. D&O Insurance. At the request of the Executive, the Company obtain and continue for as long as Executive is employed by the Company, Directors and Officers insurance coverage (“D & O Insurance”), at levels no less than $5,000,000 with an insurance company rated “A” or higher. In the event that Company elects to change coverage or carriers for its D & O Insurance, Company shall notify Executive of such change and purchase, at a minimum, a three-year tail policy for such former insurance policy at the sole expense of Company and deliver evidence of such tail policy to Executive within, five (5) days after termination of Company’s existing D & O Insurance. Upon the termination of the Executive’s employment the Company shall purchase, at a minimum, a three-year tail policy at the sole expense of Company and deliver evidence of such tail policy to Executive.

10. No Disparagement. During the Term and through the second anniversary of the Termination Date, the Executive will not make public statements or communications that disparage the Company or any of its businesses, services, products, affiliates or current, former or future directors and executive officers in their capacity as such. During the Term and through the second anniversary of the Termination Date, the Company will instruct its directors and executives not to make public statements or communications that disparage the Executive. The foregoing obligations shall not be violated by truthful statements to any governmental agency or entity, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

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11. Non-Compete. During the term of this Agreement and for three year after the termination of this Agreement the Executive shall not, except as a passive investor holding 5% or less of the equity securities of a publicly traded company, have an equity, management, employment, consulting relationship with any person or entity that directly competes with the Company. In addition to the limitations contained in the preceding sentence, during the term of this Agreement and for one year after the termination of this Agreement, Employee will not engage in any form of commercial enterprise with any of the Company’s customers or potential customers the Company is currently in discussions with, other than for the retail purchase of food as a normal consumer. If any of the covenants contained in this section or any part thereof, are held by a court of competent jurisdiction to be unenforceable because of the duration or geographic scope of such provision, the activity limited by or the subject of such provision and/or the geographic area covered thereby, then the court making such determination shall construe such restriction so as to thereafter be limited or reduced to be enforceable to the greatest extent permissible by applicable law.

12. Indemnification. During the Term and thereafter, the Company shall indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with any affiliate of the Company or other entity at the Company’s request, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses, including litigation costs and attorneys’ fees, upon written request with appropriate documentation of such expense and the Company shall also indemnify Executive for any claims related to this Agreement. During the Term and thereafter, the Company also shall provide the Executive with coverage under its then current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification. The Company shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Executive which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense. This Section 14 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.

13. Disputes.

(a) Any dispute or controversy arising out of or relating to this Agreement or Executive’s employment shall be brought solely in the state and federal courts located in the State and County of New York. Provided however, the Executive shall have the right to submit any such dispute to binding arbitration to by AAA or JAMS to take place in New York NY with all such costs to be paid by the Company.

(b) BOTH THE COMPANY AND THE EXECUTIVE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.

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(c) The Company shall pay all of Executive’s legal expenses with respect to any such dispute regardless of who initiates the suit or any claims being made regarding the conduct of the Executive. Such payments shall be made on a monthly basis and shall be billed directly to the Company and will be considered an obligation of the Company. The Executive shall be entitled to seek preliminary injunctive relief from a Court or Arbitrator as appropriate to ensure such payments are made.

14. Integration. This Agreement, together will all other documents or agreement referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

15. Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after her termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to her death (or to her estate, if the Executive fails to make such designation). The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

16. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The Company and Executive agree that this agreement is subject to review by tax counsel and in the event any provision of this Agreement would result in severe negative tax treatment for the Executive or the Company such provision will be deleted, and the Company and Executive shall negotiate in good faith to amend this Agreement to provide the Executive with a similar benefit without the negative tax treatment. Any ambiguity in any provision in this Agreement or in any other agreement between the Executive and the Company will be construed in a manner most beneficial to the Executive. The limitations and restrictions contained in Sections 8(c), and 13 shall not apply if the agreement is terminated by the Executive for Good Reason or by the Company without Cause.

17. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

18. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices.

If to Executive:

If to Company:	Vinco Ventures, Inc.
1 West Broad Street Suite 1004
Bethlehem, PA 18018

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

21. Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of New York for contracts to be performed in that State and without giving effect to the conflict of laws principles of New York or any other State.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

Vinco Ventures, Inc.
By:
Name:
Title:	CEO

Stephen Garrow

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